SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x ]

Filed by a Party other than the Registrant [	]

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sections 240.14a-11(c) or Section 240.14a-12

APROPOS TECHNOLOGY, INC.

(Name of Registrant as Specified in its Charter)

(Name Of Person(S) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[	]	Fee paid previously with preliminary materials.

[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FORWARD-LOOKING STATEMENTS

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of this date and include statements regarding anticipated future financial operating performance and results and expectations as to the closing of the transaction with Syntellect Inc. and Amelia Acquisition Corp. These statements are based on the current expectations of management of Apropos. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, with respect to the transaction with Syntellect (1) Apropos may be unable to obtain the shareholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (3) the transaction may involve unexpected costs or unexpected liabilities; (4) the business of Apropos may suffer as a result of uncertainty surrounding the transaction; and (5) Apropos may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Apropos are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.apropos.com. Apropos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION RELATING TO THE PROPOSED MERGER AND WHERE TO FIND IT

Apropos has filed a proxy statement with the SEC in connection with the proposed transaction. Investors are urged to read the proxy statement and any other relevant documents filed or to be filed by Apropos because they contain or will contain important information. The proxy statement is, and other documents filed by Apropos with the SEC are, available free of charge at the SEC's website (http://www.sec.gov) or from Apropos by directing a request to Apropos Technology, Inc., One Tower Lane, Oakbrook Terrace, Illinois 60181, attention: Frank Leonard.

Apropos and their respective directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Apropos shareholders in connection with the approval of the proposed transaction. Information about Apropos's directors and executive officers is available in Apropos's proxy statement, filed April 29, 2005, for its 2005 annual meeting of shareholders.

November 8, 2005

Dear Shareholder:

Proxy material for our November 21, 2005 Special Meeting of Shareholders was mailed to you a few weeks ago. Our records indicate that we have not yet received your signed proxy card or electronic vote.

Your vote is important. With the Special Meeting now only a short time away, please act today to be sure your shares are voted in accordance with your wishes. You can vote by telephone, Internet or mail. For your convenience, a duplicate proxy card and return envelope are enclosed, along with telephone and Internet voting instructions.

If you already have voted, we thank you for your prompt response. If you have not voted, we encourage you to do so without delay. Your vote is needed and valued, regardless of the number of shares you own. In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Your Board of Directors unanimously recommends that shareholders vote FOR the merger agreement with Syntellect. Additionally, on November 4, Institutional Shareholder Services (ISS), the leading proxy advisory firm for institutional shareholders, recommended that its clients vote to approve the merger agreement with Syntellect.

Thank you for voting!

Sincerely,

Kenneth D. Barwick

President and Chief Executive Officer

One Tower Lane, Suite 2850 Oakbrook Terrace, IL 60181 Phone 630/472-9600 Fax 630/472-9745 www.apropos.com